EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Formation
FracRock International, Inc.	Delaware
Frac Rock, Inc.	Texas
Viking Rock Holding, AS	Norway
Viking Rock, AS	Norway